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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*

                                    OCA, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   67083Q101
                                 (CUSIP Number)


                                  JUNE 13, 2005
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 67083Q101
--------------------------------------------------------------------------------
   1         NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     THOMAS W. SMITH
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         CITIZEN OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
         NUMBER OF           5        SOLE VOTING POWER
          SHARES
       BENEFICIALLY                   2,330,720
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           6        SHARED VOTING POWER
          PERSON
           WITH                       0
                             ---------------------------------------------------
                             7        SOLE DISPOSITIVE POWER

                                      3,182,970
                             ---------------------------------------------------
                             8        SHARED DISPOSITIVE POWER

                                      0
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   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,182,970
--------------------------------------------------------------------------------
   10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  NOT APPLICABLE
--------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.3%
--------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

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EXPLANATORY NOTE: This Amendment No. 9 on Schedule 13G is being filed (i)
pursuant to Rule 13d-2(d) of the Securities Exchange Act of 1934, as amended, to reflect changes in the beneficial ownership of the Reporting Person, and (ii) to reflect the removal of Scott J. Vassalluzzo and Daniel J. Englander as joint filers based on the fact that, as of the date of this filing, Messrs. Vassalluzzo and Englander no longer beneficially own more than five percent of the issuer's common stock.

ITEM 1. (A)       NAME OF ISSUER:

                  OCA, Inc.

        (B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3850 North Causeway Boulevard
                  Suite 800
                  Metairie, LA 70002

ITEM 2. (A)       NAME OF PERSON FILING:

                  Thomas W. Smith

        (B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  323 Railroad Avenue
                  Greenwich, CT 06830

        (C)       CITIZENSHIP:

                  United States

        (D)       TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share.

        (E)       CUSIP NUMBER:

                  67083Q101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.

ITEM 4. OWNERSHIP

        (a)       3,182,970

        (b)       6.3%


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          (c)       Thomas W. Smith has the sole power to vote or to direct the vote of 2,330,720 shares, and to dispose or to direct the disposition of 3,182,970 shares. Mr. Smith, shares the power to vote or to direct the vote of and to dispose or to direct the disposition of no shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          As of the date of this filing, Scott J. Vassalluzzo and Daniel J. Englander ceased to beneficially own more than five percent of the outstanding common stock of the issuer.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   June 17, 2005


                                                       /s/ Thomas W. Smith
                                                 -------------------------------
                                                         Thomas W. Smith


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